EXHIBIT 99.1

AVX Corporation Announces Preliminary First Quarter Results

GREENVILLE, S.C. – July 29, 2014 -- AVX Corporation (NYSE: AVX) today reported preliminary unaudited results for the first quarter ended June 30, 2014.

Chairman and Chief Executive Officer, John Gilbertson, stated, “We saw improved first quarter operating results reflecting our focus on the sale of higher value-added components, sales margin management and cost control. The operating profit margin improved to 15.8%, compared to 10.6% for the same quarter last year. Orders for our components and interconnect devices increased this quarter and we are optimistic that the continuing evolution of new electronic devices and improving market confidence will provide growth opportunities during the balance of the fiscal year.”

For the quarter ended June 30, 2014, the Company reported net sales of $350.6 million and net income of $40.8 million, or $0.24 per share, compared to net sales of $369.4 million and net income of $27.7 million, or $0.16 per share, for the quarter ended June 30, 2013.

Chief Financial Officer, Kurt Cummings, stated, “We generated approximately $78 million of cash flow from operations in the quarter as a result of higher net income, lower capital spending and favorable changes in working capital. We continued to use our resources to provide value to our stockholders by paying $16.0 million in dividends.”

AVX, headquartered in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX Corporation and Subsidiaries

Consolidated Condensed Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	June 30,
	2013	2014
Net sales	$369,379	$350,589
Cost of sales	301,108	265,412
Gross profit	68,271	85,177
Selling, general & admin. expense	29,036	29,624
Profit from operations	39,235	55,553
Other income, net	847	718
Income before income taxes	40,082	56,271
Provision for taxes	12,425	15,500
Net income	$27,657	$40,771

Basic income per share	$0.16	$0.24
Diluted income per share	$0.16	$0.24

Weighted average common shares outstanding:
Basic	168,647	168,156
Diluted	168,750	168,395

AVX Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	June 30,
	2014	2014
Assets
Cash and cash equivalents	$460,674	$333,226
Short-term investments in securities	413,615	486,727
Accounts receivable, net	208,445	205,615
Inventories	550,518	542,732
Other current assets	135,471	129,955
Total current assets	1,768,723	1,698,255
Long-term investments in securities	25,000	131,985
Property, plant and equipment, net	235,725	231,143
Goodwill and other intangibles	280,786	279,499
Other assets	74,754	69,929

TOTAL ASSETS	$2,384,988	$2,410,811

Liabilities and Stockholders' Equity
Accounts payable	$94,634	$93,698
Income taxes payable and accrued expenses	67,300	75,458
Total current liabilities	161,934	169,156
Other liabilities	175,369	173,409

TOTAL LIABILITIES	337,303	342,565

TOTAL STOCKHOLDERS' EQUITY	2,047,685	2,068,246

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,384,988	$2,410,811

This Press Release contains "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this Press Release are forward-looking.  The forward-looking information may include, among other information, statements concerning our outlook for fiscal year 2015, overall volume and pricing trends, cost reduction and acquisition strategies and their anticipated results, expectations for research and development, and capital expenditures.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Forward-looking statements reflect management's expectations and are inherently uncertain.  The forward-looking information and statements in this Press Release are subject to risks and uncertainties, including those discussed in our Annual Report on Form 10-K for fiscal year ended March 31, 2014, that could cause actual results to differ materially from those expressed in or implied by the information or statements herein.  Forward-looking statements should be read in context with, and with the understanding of, the various other disclosures concerning the Company and its business made elsewhere in this Press Release as well as other public reports filed by the Company with the SEC.  You should not place undue reliance on any forward-looking statements as a prediction of actual results or developments.

Any forward-looking statements by the Company are intended to speak as of the date thereof. We do not intend to update or revise any forward-looking statement contained in this Press Release to reflect new events or circumstances unless and to the extent required by applicable law.  All forward-looking statements contained in this Press Release constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934 and, to the extent it may be applicable by way of incorporation of statements contained in this Press Release by reference or otherwise, Section 27A of the United States Securities Act of 1933, each of which establishes a safe-harbor from private actions for forward-looking statements as defined in those statutes.

Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303

finance@avx.com